UNITED STATES*
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                             (Amendment No. ____)*


                  INVESCO PENNSYLVANIA VALUE MUNICIPAL INCOME TRUST
                ------------------------------------------------
                                (Name of Issuer)


                             CLOSED-END FUND (VPV)
                         ------------------------------
                         (Title of Class of Securities)


                                    46132K109
                                 --------------
                                 (CUSIP Number)

                             CANNING ROGERS CHILDS, JR.
                                21 BIRCHALL DRIVE
                             HADDONFIELD, NJ 08033-2709
                                     856-429-0006
             -------------------------------------------------------
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   May 2, 2014
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [   ]     Rule 13d-1(b)

          [ x ]     Rule 13d-1(c)

          [   ]     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

		1. NAMES OF REPORTING PERSONS
		   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
		   (ENTITIES ONLY)

		   CANNING ROGERS CHILDS, JR


		2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		   (see instructions)


                   	(a)  [   ]

                   	(b)  [   ]



		3. SEC USE ONLY

		4. CITIZENSHIP OR PLACE OF ORGANIZATION

		    USA

Number of       5.  Sole Voting Power:    	1,756,784
Shares Bene-
ficially
Owned by Each   6.  Shared Voting Power: 	0
Reporting
Person With:
                7.  Sole Dispositive Power:  	1,756,784

                8.  Shared Dispositive Power:	0

		9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	 		1,756,784

		10. 	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
			(see instructions) 	[  ]

		11. 	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

			1,756,784/23,829,544 = 7.37%

		12. 	TYPE OF REPORTING PERSON (sec instructions)

			PRIVATE INVESTOR

ITEM 1.

	(a)	Name ofissuer

		INVESCO PENNSYLVANIA VALUE MUNICIPAL INCOME TRUST

	(b)	Address ofIssuer's Principal Executive Offices

		555 PEACHTREE STREET NE #1800
		ATLANTA, GA 30309
ITEM 2.

	(a) Name of Person Filing

		CANNING ROGERS CHILDS, JR

	(b) Address ofthe Principal Office or, if none, residence

		2I BIRCHALL DRIVE
		HADDONFIELD, NJ 08033-2709

	(c) 	Citizenship

		USA

	(d) Title of Class of Securities

		CLOSE-END FUND (VPV)

	(e) 	CUSIP Number

		46132K109


ITEM 3. If this statement is filed pursuant to Sec. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (a) Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)       Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

          (c) Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e) An investment adviser in accordance with Sec. 240.13d-1 (b)(1)(ii)(E).

          (f) An employee benefit plant or endowment fund in accordance with Sec. 140.13d-1(b)(1)(ii)(F).

          (g) A parent holding company or control person in accordance with Sec. 240.13d-1(b)(1)(ii)(G).

          (h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

          (i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

          (j)       Group, in accordance with Sec. 240.13d-1(b)1(ii)(J).


ITEM 4. Ownership.

	  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
          Item 1.

          (a)   Amount beneficially owned:  1,756,784

          (b)   Percent of class:           7.37%

          (c)   Number of shares as to which the person has:

                    (i)   Sole power to vote or to direct the vote: 1,756,784

                   (ii)   Shared power to vote or to direct the vote: xxxxxxx

                  (iii)   Sole power to dispose or to direct the disposition

                          of:  1,756,784

                   (iv)   Shared power to dispose or to direct the disposition

                          of:  xxxxxxxxx

Instruction.  For computations regarding securities which represent a right to acquire an underlying security see Sec. 204.13d-3(d)(1).

ITEM 5.   Ownership of Five Percent or Less of a Class

  	  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
          following [   ].


Instruction:  Dissolution of a group requires a response to this item.

ITEM 6. Ownership of More than Five Percent on Behalf of Another Person.


ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.


ITEM 8. Identification and Classification of Members of the Group.


ITEM 9. Notice of Dissolution of Group.


ITEM 10. Certification.


	(a) 	The following certification shall be included if the statement is filed
		pursuant to section 240. l3d-1 (b): By signing below I certify that, to
		the best of my knowledge and belief, the securities referred to above
		were acquired and are held in the ordinary course of business and were
		not acquired and are not held for the purpose ofor with the effect of
		changing or influencing the control ofthe issuer ofthe securities and were
		not acquired and are not held in connection with or as a participant in
		any transaction having that purpose or effect.

	(b) 	The following certification shall be included if the statement is filed
		pursuant to section 240.13d-l(c): By signing below I certify that, to
		the best of my knowledge and belief, the securities referred to above were
		not acquired and are not held for the purpose of or with the effect of
		changing or influencing the control ofthe issuer of the securities and
		were not acquired and are not held in connection with or as a participant
		in any transaction having that purpose or effect.

							SIGNATURE

		After reasonable inquiry and to the best of my knowledge and belief,
	I certify that the information set forth in this statement is true, complete
	and correct.



                                                 05/06/2014
					 ---------------------------
						    DATE

					/s/ Canning Rogers Childs, Jr.
                                    	---------------------------
				         CANNING ROGERS CHILDS, JR.

						PRIVATE INVESTOR
					---------------------------
						Name/Title